EXHIBIT 16.1

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)

Unit 1304, 13/F., Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong 香港紅磡德豐街22號海濱廣場二期13樓1304室 Tel : (852) 2126 2388 Fax: (852) 2122 9078

Securities and Exchange Commission

Washington, DC 20549

RE: New Momentum Corporation

Commissioners:

We have read the statements made by New Momentum Corporation (the “Company”) under Item 4.01 of the Form 8-K dated August 11, 2020 and agree with the statements concerning our Firm contained therein, except that we are not in a position to agree or disagree with the statement that the Board of Directors of the Company made the final formal decision to approve the dismissal of our Firm as the Company's principal independent accountant on August 11, 2020. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Hong Kong, China

August 14, 2020